EXHIBIT 3(i).10

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:00 AM 07/16/2019
FILED 11:00 AM 07/16/2019
SR 20195990254 - File Number 4864845

STATE OF DELAWARE

**CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
SetNET GLOBAL, INC.**

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of SetNET Global, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "First" so that, as amended, said Article shall be and read as follows:

That the name of the corporation shall be changed to Bio Lab Naturals, Inc., effective immediately.

SECOND: The action was duly adopted by the Written Consent of a majority of the shareholders entitled to vote in lieu of a special stockholders meeting, pursuant to the provisions of Section 228 of the Delaware General Corporation, which number was sufficient to approve the action under the statute. The Board of Directors has approved the Amendment of the Articles to change the name of the corporation.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 15th day of July, 2019.

By: ______________________
Authorized Officer

Title: President
Name: W. Edward Nichols